Exhibit 99.4

STOCKHOLDERS’ AGREEMENT

by and between

KEMET ELECTRONICS CORPORATION

NEC CORPORATION

and

NEC TOKIN CORPORATION

March 12, 2012

TABLE OF CONTENTS

1.	Definitions	1

2.	Capital Structure; Indemnification	5

3.	Transfer of Shares; Conversion; Covenant to Issue Shares	5

4.	Right to Voluntary Transfers	7

5.	Transfers in Compliance with Law; Substitution of Transferee	8

6.	Preemptive Rights	9

7.	After-Acquired Securities	9

8.	Certain Management Services	9

9.	Stockholders’ Rights and Obligations	13

10.	Board of Directors; Officers	14

11.	Accounting, Audits	18

12.	Repayment of NEC Debt Obligation; Additional Funding	20

13.	Effective Date; Termination; Breach	22

14.	Confidentiality and Non-Disclosure	22

15.	Compliance with Laws	23

16.	General Provisions	23

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) dated March 12, 2012, by and among NEC TOKIN Corporation, a Japanese corporation with its principal place of business at 7-1, Kohriyama 6-chome, Taihaku-ku, Sendai-shi, Miyagi 982-8510, Japan (the “Company”), NEC Corporation, a Japanese corporation with its principal place of business at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan (“NEC”), and KEMET Electronics Corporation, a Delaware corporation with its principal place of business at 2835 Kemet Way, Simpsonville, South Carolina 29681, USA (“KEMET”). The Company, NEC, and KEMET may hereafter be referred to collectively as the “Parties”, or individually as a “Party”.  NEC and KEMET may hereafter be referred to collectively as the “Initial Stockholders”, or individually as an “Initial Stockholder”.

RECITALS

WHEREAS, pursuant to the Stock Purchase Agreement by and among the Company, NEC and KEMET, dated as of March 12, 2012 (the “Stock Purchase Agreement”), KEMET has agreed to purchase from the Company 276,353,456 shares of Common Stock (as hereinafter defined), representing 51% of the outstanding shares of Common Stock after giving effect to such purchase, for an aggregate purchase price of $50.0 million; and

WHEREAS, pursuant to the Stock Purchase Agreement, the Company has agreed to distribute, on a pro-rata basis, shares of Preferred Stock to its current shareholders, such that NEC and NECAP will receive from the Company 270,934,759 shares of its new Preferred Stock (as hereinafter defined), such that after giving effect to such issuance and receipt, and the sale and purchase set forth immediately above, NEC will hold 66.0% of the outstanding equity securities of the Company and KEMET will hold 34.0% of the outstanding equity securities of the Company; and

WHEREAS, the Company, NEC and KEMET intend to regulate the relationship of the Stockholders (as defined below) in the conduct of the business and affairs of the Company.

WHEREAS, the Company, NEC and KEMET also desire to enter into a business collaboration, and, in connection therewith, the Company desires to obtain certain management services of KEMET.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.                                      Definitions

1.1                               Certain Definitions.

Except as otherwise provided, capitalized terms used herein shall have the following meanings:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise (provided that the Company shall not be deemed an Affiliate of any Stockholder).

“Annual Plan” shall have the meaning specified in Section 10.7.

“Articles of Incorporation” shall mean the Articles of Incorporation of the Company.

“Board of Directors” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Stock Purchase Agreement.

“Common Stock” shall mean the common stock of the Company or any other capital stock of the Company into which such stock is reclassified or reconstituted (but excluding the Preferred Stock).

“Company” shall have the meaning set forth in the preamble above.

“Competitively Sensitive Information” shall have the meaning set forth in Section 11.10.

“Confidential Information” shall have the meaning specified in Section 14.1.

“Critical Operating Functions” means the Fixed Cost Restructuring and the Thailand Rebuilding.

“Deadlock” shall have the meaning specified in Section 11.8.

“Effective Date” shall have the meaning specified in Section 13.1.

“Escalation Notice” shall have the meaning specified in Section 11.8.

“Escalation Officers” shall have the meaning specified in Section 11.8.

“First Call Option” shall have the meaning given to it in the Option Agreement.

“First Call Option Shares” shall have the meaning given to it in the Option Agreement.

“Fixed Cost Restructuring” means the restructuring of the business and operations of the Company designed to reduce the fixed operating cost of production and overhead, including rationalization of the business, throughput optimization of the plants, determining the size of the workforce and determining the nature and extent, and terms and conditions of, any required reduction in force initiatives particularly focused on the Company’s headquarter location in Japan and Asian manufacturing locations, and related actions targeting specifically fixed cost centers.

“Force Majeure Event” has the meaning set forth in Section 16.5(a).

“Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Independent Accountant” shall have the meaning specified in Section 11.1.

“Initial Stockholders” shall mean KEMET and NEC.

“Japanese GAAP” shall have the meaning specified in Section 11.2.

“KEMET Termination Event” shall have the meaning specified in Section 13.2.

“Liabilities” shall have the meaning specified in Section 8.3(a)(i).

“LICA” shall have the meaning specified in Section 16.4.

“Loan Agreements” shall mean the loan agreement for the NEC Debt Obligation and the indenture or loan agreement for the Thai Rebuilding Debt Obligation between the Company and NEC Corporation.

“Manager” shall mean KEMET, when acting in its capacity as manager providing the services specified under Section 8 of this Agreement.

“Manager Representatives” shall have the meaning specified in Section 8.3(a)(i).

“NEC” shall have the meaning set forth in the preamble above.

“NEC Debt Obligation” shall mean, at any point in time, the balance of principal and accrued interest outstanding at such time for borrowed money payable by the Company to NEC and all obligations evidenced by notes, bonds, debentures or similar instruments for the payment to NEC Corporation of which the Company is responsible or liable; provided that the NEC Debt Obligation shall not include the Thai Rebuilding Debt Obligation.

“NECAP” shall mean NEC Capital Solutions Limited, a Japanese corporation with its principal place of business at 29-11, Shiba 5-chome, Minato-ku, Tokyo 108-0014, Japan.

“NEC Termination Event” shall have the meaning specified in Section 13.2.

“Offered Securities” shall have the meaning specified in Section 4.1(a).

“Offer Price” shall have the meaning specified in Section 4.1(a).

“Offering Notice” shall have the meaning specified in Section 4.1(a).

“Option” shall have the meaning specified in Section 4.1(b).

“Option Agreement” shall mean that certain Option Agreement between NEC and KEMET, dated as of March 12, 2012, relating to certain call options and put options of KEMET and NEC.

“Option Period” shall have the meaning specified in Section 4.1(b).

“Party” shall have the meaning set forth in the preamble above.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Preferred Stock” shall mean the non-voting convertible preferred stock of the Company issued under the Stock Purchase Agreement.

“Products” means all products produced or manufactured by the Company, including without limitation capacitors, proadlizers, EMC and noise countermeasure inductors and transformers, piezoelectric devices, electronic materials, sensors, anechoic chambers and access devices.

“Services” has the meaning specified in Section 8.1(a).

“Shares” shall mean, with respect to each Stockholder, all shares, whether now owned or hereafter acquired, of Common Stock and Preferred Stock owned thereby.

“Stockholders” shall mean KEMET, NEC, NECAP and any transferee thereof who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 5, and the term “Stockholder” shall mean any such Person. “Stockholders Meeting” shall have the meaning specified in Section 9.1.

“Subsidiary” of a Party means a corporation, company or other entity more than 50% of whose outstanding shares or securities (representing the right for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by that Party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Thailand Rebuilding” means the relocation, rebuilding, start-up and operation of the Company’s new manufacturing operations to restore the Company’s operations that existed in Thailand prior to the flooding that occurred in 2011, including determining the proper size of the facility, selection of machinery to be purchased by the Company, determination of the Products and output to be produced in the facility, the number of employees at the facility, the structure and layout of the manufacturing lines, debottlenecking of the Product lines, and optimization of the facility.

“Thai Rebuilding Debt Obligation” has the meaning specified in Section 12.2.

“Third Party Purchaser” shall have the meaning specified in Section 4.1(a).

“transfer” shall have the meaning specified in Section 3.1.

“Transfer Notice” shall have the meaning specified in Section 4.2(b).

“Transfer Price” shall have the meaning specified in Section 4.2(b).

“Transferred Shares” shall have the meaning specified in Section 4.2(b).

“Transfer Restriction Termination Date” shall have the meaning specified in Section 3.2.

“U.S. GAAP” shall mean U.S. generally accepted accounting principles.

“Written Consent” shall have the meaning specified in Section 9.1.

1.2                               Other Terms.

Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3                               Other Definitional Provisions.

The words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

2.                                      Capital Structure; Indemnification

2.1                               Capitalization.  As of the Effective Date, NEC and NECAP, collectively, are the holders of 265,516,066 shares or 49% of the shares of Common Stock, 120,000 shares of which is held by NECAP, and KEMET is the holder of 276,353,456 shares or 51% of the shares of Common Stock.  As of the Effective Date, NEC is the holder of 270,934,759 shares or one hundred percent (100%) of the shares of Preferred Stock.  For the purposes of this Agreement, the number of shares of Common Stock or Preferred Stock, as the case may be, held by NECAP shall be deemed to be included in the number of shares of Common Stock or Preferred Stock, as the case may be, held by NEC.

2.2                               Indemnification.  The Parties acknowledge and agree that NECAP is both a Stockholder as defined in this Agreement and a Person independent of NEC.  Notwithstanding the foregoing, NEC hereby agrees to indemnify KEMET for any and all losses suffered by KEMET in connection with NECAP’s breach of any Stockholder obligation hereunder or the failure of NECAP to satisfy the covenants of a Stockholder as contained herein (including by failing to take such action as is required of each Stockholder under this Agreement).

3.                                      Transfer of Shares; Conversion; Covenant to Issue Shares

3.1                               Limitations on Transfer.  Unless otherwise agreed in writing by the Initial Stockholders, no Stockholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (directly or indirectly, whether by operation of law or otherwise) (each a “transfer”) any Shares or any right, title or interest therein or thereto, except in accordance with the provisions of this Agreement, including, without limitation, this Section 3 and Section 4; provided that, nothing contained herein shall prohibit or restrict the transfer of the Shares of Common Stock or Preferred Stock held by NECAP to NEC; provided further that, NEC and KEMET may transfer any or all of its Shares in accordance with Section 4 beginning after the Transfer Restriction Termination Date; provided further that, nothing contained herein shall prohibit or restrict the transfer of shares of Common Stock or shares of Preferred Stock as contemplated by the Stock Purchase Agreement or the Option Agreement. Any attempt to transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void.

3.2                               Transfer Restriction Period.  The “Transfer Restriction Termination Date” shall be May 31, 2018.

3.3                               Conditions for Exercise of Conversion Rights.  NEC shall convert 229,685,177 shares of the Preferred Stock held by NEC and NECAP into the Common Stock by giving a written notice to the Company, KEMET and NECAP in the event KEMET exercises the First Call Option, the Company has issued all of the First Call Option Shares to KEMET and all closing conditions to the First Call Option have been satisfied or waived.  In the event the shares of Preferred Stock have not been converted pursuant to the immediately preceding sentence, NEC and NECAP may instead (and not in addition to) convert up to 229,685,177 shares of the Preferred Stock held by NEC and NECAP into the Common Stock by giving a written notice to the Company on or after September 1, 2014.  NEC (together with NECAP) may convert all of the then outstanding shares of the Preferred Stock into Common Stock by giving a written notice to the Company and KEMET only (i) in the event of a failure by KEMET to take actions within its control necessary to cause the Company to repay the NEC Debt Obligation in an amount equal to the purchase price paid in cash by KEMET to the Company for Shares purchased from the Company pursuant to Section 12.1 or in the event of a failure by the Company to pay the principal amount when due at the scheduled maturity of the NEC Debt Obligation (after giving effect to any forgiveness or permanent reduction provided for in the Option Agreement or any other written agreement relating to the NEC Debt Obligation) or in the event of a failure by the Company to make interest payments to NEC when due under the NEC Debt Obligation for a period of four years, (ii) in the event of a termination event set forth in Section 8.1(c) of the Option Agreement or (iii) on or after May 31, 2018.  For the avoidance of doubt, NEC may not convert, and NEC and the Company shall prevent NECAP from converting, any shares of Preferred Stock in the event KEMET exercises the First Call Option and the Company has not issued to KEMET the First Call Option Shares (except where the Company has not issued to KEMET the First Call Option Shares solely because KEMET has failed to pay the purchase price for such First Call Option Shares).  NEC may not convert, and NEC and the Company shall prevent NECAP from converting, the Preferred Stock other than as set forth in this Section 3.3.  NEC shall not take any action, in any capacity. that would prevent, hinder, prohibit, frustrate, limit or delay the ability of the Company to apply the proceeds from the purchase of Shares by KEMET pursuant to Section 12.1 to the repayment of the NEC Debt Obligation and KEMET may take any and all necessary actions to cause the Company to use such proceeds for such purpose and NEC agrees to not object to the taking of any such actions.  For the avoidance of doubt, NEC, KEMET and NECAP agree that the provisions governing the conversion rights of the shares of Preferred Stock contained in this

Agreement and the Option Agreement shall supersede and control all of the rights, requirements, and obligations related to the conversion rights of the holders of the Preferred Stock at all times.

3.4                               Issuance of First Call Option Shares.  In the event KEMET elects to exercise the First Call Option, the Initial Stockholders and the Company shall take any and all necessary actions to issue the First Call Option Shares and to satisfy the closing conditions to the First Call Option as set forth in the Option Agreement.  In the event such closing conditions to the First Call Option are satisfied or otherwise waived, and the Company does not issue to KEMET the First Call Option Shares, notwithstanding anything to the contrary in this Agreement, including with limitation, the provisions set forth in Sections 9.4 and 10.5 herein, KEMET may take any and all necessary actions to cause the Company to issue the First Call Option Shares to it and NEC agrees to not object to the taking of any such actions.

4.                                      Right to Voluntary Transfers

4.1                               Right of First Refusal.

(a)                                 Offering Notice.  Subject to Section 3, if NEC wishes to transfer all or a portion of its Shares to any third party (a “Third Party Purchaser”), NEC shall first offer such Shares to KEMET by sending written notice (an “Offering Notice”) to KEMET that shall state (i) the identity of the proposed Third Party Purchaser, (ii) the number of Shares proposed to be transferred (the “Offered Securities”), (iii) the proposed purchase price per Share for the Offered Securities, which shall be payable in cash in full upon the consummation of the proposed sale and purchase transaction (the “Offer Price”) and (iv) the other terms and conditions of such proposed sale.

(b)                                 Option; Exercise.  For a period of forty five (45) days after the delivery of the Offering Notice pursuant to Section 4.1(a) (the “Option Period”), KEMET shall have the right (the “Option”) to purchase all of the Offered Securities for cash at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice.  The right of KEMET to purchase all of the Offered Securities under this Section 4.1(b) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Option Period, to NEC.  The Option may be exercised in respect of all, but not a portion of the Offered Securities.  The failure of KEMET to respond within the Option Period shall be deemed to be a waiver of the Option.

(c)                                  Closing.  The closing of the purchase of the Offered Securities elected by KEMET under Section 4.1(b) shall be conditioned on any approval required from a Governmental Authority or any filing required with a Governmental Authority in order to complete such purchase and shall be held at the time and place as the Initial Stockholders agree.  At the closing of the purchases of such Offered Securities elected by KEMET under Section 4.1(b), NEC shall take necessary actions so that the name of KEMET Electronics Corporation is entered in the register of shareholders of the Company in respect of such Offered Securities.  KEMET shall deliver at the closing payment in full for the Offered Securities purchased by it.  Any and all banking fees and charges (including remittance charges and lifting charges) incurred in connection with such closing payment shall be assumed and paid by KEMET.  At such closing, the Company and the

Initial Stockholders shall execute such additional documents as are otherwise necessary or appropriate.

(d)                                 Sale to Third Party Purchaser.  In the event KEMET does not elect to purchase the Offered Securities under Section 4.1(b), NEC may sell such Offered Securities not purchased by KEMET to the proposed Third Party Purchaser at the Offer Price and on the terms and conditions set forth in the Offering Notice.

4.2                               Tag Along Rights.

(a)                                 In connection with any proposed transfer by NEC permitted under Section 3 of all or a portion of its shares of Common Stock or Preferred Stock, as the case may be, to any Third Party Purchaser, KEMET shall have the right to participate in such proposed transfer of Shares at a purchase price equal to the Offer Price and on the terms and conditions set forth in the Offering Notice by delivering written notice to NEC within twenty five (25) days after receipt of the Offering Notice required to be delivered by NEC pursuant to Section 4.1(a).  If KEMET elects to participate in such transfer, KEMET shall be entitled to sell in the proposed transfer the number of shares of Common Stock held by KEMET equal to the percentage of the Offered Securities (irrespective of whether such Offered Securities are shares of Common Stock or Preferred Stock) determined by dividing (A) the total number of shares of Common Stock then owned by KEMET by (B) the sum of (x) the total number of shares of Common Stock then owned by KEMET and (y) the total number of shares of Common Stock and Preferred Stock then owned by NEC.

(b)                                 In connection with any proposed transfer by KEMET permitted under Section 3 of all or a portion of its shares of Common Stock to any Third Party Purchaser, NEC shall have the right to participate in such proposed transfer at a purchase price equal to the proposed purchase price per share of Common Stock, of such shares (the “Transfer Price”) and on the terms and conditions set forth in a written notice (the “Transfer Notice) delivered by KEMET to NEC by delivering written notice to KEMET within twenty five (25) days after receipt of the Transfer Notice.  If NEC elects to participate in such transfer, NEC shall be entitled to sell in the proposed transfer the number of shares of Common Stock held by NEC equal to the percentage of the shares of Common Stock proposed to be transferred by KEMET in the Transfer Notice (the “Transferred Shares”) determined by dividing (A) the total number of shares of Common Stock owned by NEC by (B) the sum of (x) the total number of shares of Common Stock owned by NEC and (y) the total number of shares of Common Stock owned by KEMET.

5.                                      Transfers in Compliance with Law; Substitution of Transferee

Notwithstanding any other provision of this Agreement, no transfer may be made pursuant to either Section 3 or Section 4 unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit A, (b) the transfer complies in all respects with the applicable provisions of this Agreement and (c) the transfer complies in all respects with applicable law.

6.                                      Preemptive Rights

(a)           Except for issuances of Common Stock issued as a dividend or share split of any Common Stock then outstanding, or upon conversion of Preferred Stock to Common Stock, if the Company authorizes the issuance or sale of any of its Common Stock to any Person other than KEMET, the Company shall first offer to sell to KEMET a portion of such Common Stock equal to the quotient determined by dividing (1) the number of shares of Common Stock then held by KEMET by (2) the aggregate number of shares of Common Stock then held by all Stockholders.  KEMET shall be entitled to purchase such Common Stock at the price and on the terms as such Common Stock is being offered to any other Persons.  The Company is not permitted to issue shares of Preferred Stock, other than as contemplated under the Stock Purchase Agreement.

(b)           In order to exercise its purchase rights hereunder, KEMET must within fifteen (15) days after receipt of written notice from the Company describing in reasonable detail the Common Stock being offered, the purchase price thereof, the payment terms and KEMET’s percentage allotment, deliver a written notice to the Company describing its election hereunder.

(c)           Nothing in this Section 6 shall be deemed to prevent KEMET from purchasing for cash any Common Stock or Preferred Stock.  No Stockholder other than KEMET shall have the rights set forth in this Section 6.

7.                                      After-Acquired Securities

All of the provisions of this Agreement shall apply to all of the Shares now owned or which may be issued or transferred hereafter to a Stockholder in consequence of any additional issuance, purchase, exchange or reclassification of any of such Shares, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Stockholder in any other manner.

8.                                      Certain Management Services

8.1          Appointment; Services; Critical Operating Functions.

(a)           Appointment.  Subject to Section 8.1(c), the Company hereby retains the Manager to perform, and the Manager agrees to use commercially reasonable efforts to render to the Company and its Subsidiaries, on the terms set forth in Section 8, certain management and consulting services regarding the business of the Company and its Subsidiaries as may from time to time be reasonably requested by the officers of the Company or its Subsidiaries and agreed to by the Manager.  Without limiting the generality of the foregoing, these services may include providing advice and assistance to the officers in connection with the operation of the Company’s business and operations in the following areas: (a) Product lines, (b) plants and facilities, (c) production capacity, (d) quality control, (e) asset allocation and relocation, (f) procurement, (g) logistics, (h) finance, payroll and accounting, (i) compliance and (j) information technology (collectively, the “Services”).

(b)           Critical Operating Functions.  In recognition of the unique expertise of the Manager in the ability to provide the Services and to operate the business, the Manager shall have the additional authority to plan, design, implement, and manage the Critical Operating Functions.  The Manager shall consult with the officers of the Company to develop the plans for the Critical Operating Functions.  Following these meetings and with this input, the Manager shall, jointly with the President of the Company (unless there is a disagreement between the Manager and the President with respect to such plans, in which case just the Manager), propose reasonably detailed plans to implement the Critical Operating Functions to the Board of Directors for review and approval at a meeting of the Board of Directors.  At the meeting, the Board of Directors shall review the plans submitted and either (a) approve the plans as submitted, (b) request a meeting with the Manager to discuss certain changes to the plans requested by the Board of Directors or (c) reject the plans without requesting a meeting with the Manager.  In the event the plans are approved, the Manager shall use reasonable best efforts to implement such plans in all material respects with the cooperation of the officers and employees of the Company.  In the event the Board of Directors wishes to meet with the Manager to discuss changes to the plans with the Manager, representatives of the Board of Directors (which shall include at least one director nominated by NEC) shall meet with representatives of the Manager to discuss any issues and to attempt to resolve any questions or issues within ten (10) business days following the date of the meeting.  If the result of the meeting between the representatives of the Board of Directors and the Manager is an agreement on the submitted or revised plans, the Manager shall implement the agreed-upon plans in all material respects.  In the event the Manager shall, during the course of providing the Services hereunder in the Critical Operating Functions, determine that a material change from a prior agreed-upon plan is necessary, appropriate or desirable, the Manager shall submit such material changes to the Board of Directors for review and approval, and the provisions of this Section 8.1(b) shall apply to such changes as if such changes were a new plan, including following the steps set forth above.  During any period of discussion between the Manager and a representative of the Board of Directors, the Manager shall provide such information, reports, estimates or documentation as the Board of Directors may reasonably request.

(c)           Limitations on Scope.  Notwithstanding Section 8.1(a), the Manager shall have no responsibility for, or authority over, decisions relating to the marketing, sale or pricing of the tantalum capacitor Products or any customer relations with respect to tantalum capacitor Products.

8.2          Equipment, Materials and Labor.

(a)           Company to Provide.

(i)                                     Subject to Section 8.2(b), the Company shall provide all equipment, capital, facilities, material and labor reasonably necessary for the continued operation of the Company and for the Manager to provide the Services.  This obligation includes, but is not limited to:

(A)          the employment and compensation of all personnel reasonably required to carry out the manufacturing of the Products, as well as to control the transportation, receiving, handling and storage of parts and assembly, manufacturing, testing and all other production-related jobs, as well as the shipment of waste and scrap materials; and

(B)          the employment and compensation of all personnel reasonably required to perform the functions of accounting, recruiting, hiring, out placement, administrative, payroll, taxes and bookkeeping records.

(b)                                 Manager to Provide.  Notwithstanding Section 8.2(a)(i), the Manager shall provide two full-time employees to provide operational and advisory services to the Company on site.  Such employees shall report to the President of the Company. Subject to Section 8.5(b), in no event will Manager be required to expend any funds or advance any expenses in the course of providing the Services hereunder.

(c)                                  Title.

(i)            The Company acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by the Manager by reason of the provision of the Services provided hereunder.  The Company shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by the Manager, and the Company shall reproduce any such notices on any and all copies thereof.  The Company shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by the Manager, and the Company shall promptly notify the Manager of any such attempt, regardless of whether by the Company or any third party, of which the Company becomes aware.

(ii)           Title to all equipment and material used by the Manager to provide the Services shall remain with the Company at all times.

(d)                                 No Labor Relationship.      The Company recognizes and agrees that there shall be no labor relationship between the Manager and the Company’s personnel.

8.3          Limitation of Liability.

(a)   Manager Liability.

(i)            Neither the Manager nor any of its Affiliates, nor any of their respective members, managers, partners, directors, officers, employees, agents and/or controlling persons, nor any successor by operation of law (including by merger) of any such person, nor any entity that acquires all or substantially all of the assets of any such person in a single transaction or series of related transactions (all of the foregoing, collectively, the “Manager Representatives”) shall be liable to the Company or any of its Subsidiaries or Affiliates or any of the equity holders or creditors of the Company or any of its Affiliates for any damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost or other expense (including, without limitation, legal fees and expenses, and whether direct or indirect, in contract or tort or otherwise) (collectively “Liabilities”) arising out of, related to, caused by, based upon or in connection with the performance of services contemplated by this Agreement unless such Liability shall be proven to result directly and primarily from the gross negligence or willful misconduct of such person.

(ii)           The Manager makes no representations or warranties, express or implied, in respect of the Services provided by any Manager Representative.

(iii)          In no event will any Manager Representative be liable to the Company (i) for any special, indirect, punitive, incidental or consequential damages, including, without limitation, loss of profits or savings or lost business, whether or not such damages are foreseeable or such Manager Representative has been advised of the possibility of such damages or (ii) in respect of any Liabilities relating to any third-party claims (whether based in contract, tort or otherwise).

(iv)          Under no circumstances will the aggregate of any and all Liabilities of the Manager Representatives exceed, in the aggregate, the reimbursed expenses actually paid to the Manager hereunder unless such Liability shall be proven to result directly and primarily from the gross negligence or willful misconduct of such person or persons, in which event, the aggregate of any and all such Liabilities shall not exceed $25.0 million; provided that no Manager Representative shall be liable to the Company or any Stockholder for taking any action in good faith which has been recommended or approved by the Board of Directors or failing to take any action in good faith which it has been instructed not to take by the Board of Directors or for any Liabilities arising directly or indirectly from events or circumstances resulting from such action or failure.

8.4                               Nonperformance; Early Termination.

(a)                                 Nonperformance.

(i)            The Manager’s inability to perform any of its responsibilities under this Agreement shall be excused if and to the extent the nonperformance is caused by: (i) the failure of the Company, its third-party providers, its subcontractors or its or their employees or agents: (A) to perform the Company’s obligations under this Agreement, or (B) to provide resources the Manager reasonably requested when required; (ii) the wrongful or tortious actions of the Company, its third-party providers, its subcontractors or its or their employees or agents; (iii) the Manager’s compliance with the Company’s instructions, decisions, consents, notices, acceptances, authorizations, waivers, permissions or approvals; or (iv) the improper functioning or unavailability of technology for which the Manager does not have operational responsibility.

(ii)           In the event the Company fails to perform its obligations hereunder or to provide resources under this Agreement when required, the Manager will nonetheless use commercially reasonable efforts to provide the Services in the absence of such resources, provided that pursuant to Section 8.5 the Company will reimburse the Manager for any costs reasonably incurred by the Manager in the course of mitigating, overcoming or working around the effects of such nonperformance.

(b)                                 Early Termination.  Any of the Manager, NEC or the Company may terminate all of the services being provided under this Section 8 if any other of such Parties commits a willful and material breach of its obligations set forth in this Section 8 and does not cure such breach, or provide a plan to cure such breach, within ninety (90) days after being requested to do so by another of such Parties not in breach.

8.5          No Management Fee; Expense Reimbursement.

(a)           No Management Fee.         For the Services to be rendered by the Manager under Section 8, the Manager shall not be entitled to receive a separate management fee.

(b)           Expenses.  The Company shall promptly reimburse the Manager for the cost of all reasonable out-of-pocket fees and expenses (including without limitation attorneys’ fees) incurred by the Manager and its Affiliates in connection with the performance of the Services hereunder and all matters related thereto.  The aforementioned expenses will be payable by the Company to the Manager or its designee on a quarterly basis in arrears commencing on the date hereof, upon presentation by the Manager of invoices for such expenses, provided that the Manager will provide to the Company budgetary estimates of such expenses on a quarterly basis for approval by the President of the Company (not to be unreasonably withheld) and will obtain prior approval from the President when the Manager engages attorneys or other professional advisors or experts in connection with its providing the Services and all matters related thereto.  Notwithstanding the foregoing, the Manager’s expense reimbursement under this Agreement shall be limited to (i) $2.6 million for each 12-month period beginning on the Effective Date and ending at the closing of the First Call Option (in the event that KEMET elects to exercise the First Call Option) and (ii) $4.8 million for each 12-month period beginning immediately following the closing of the First Call Option (in the event KEMET elects to exercise the First Call Option) until the termination of this Agreement.

9.                                      Stockholders’ Rights and Obligations

9.1          General.

From and after the execution of this Agreement, each Stockholder shall vote its shares of Common Stock at any regular or special meeting of stockholders of the Company (a “Stockholders Meeting”) or (if permitted under applicable law) in any written consent executed in lieu of such a meeting of stockholders (a “Written Consent”), and shall take all other actions (including, without limitation, those required by the Companies Act of Japan) necessary to give effect to the provisions of this Agreement.  In addition, each Stockholder shall vote its shares of Common Stock at any Stockholders Meeting, or act by Written Consent with respect to such shares, upon any matter submitted for action by the Company’s stockholders or with respect to which such Stockholder may vote or act by Written Consent in conformity with the specific terms and provisions of this Agreement and the Articles of Incorporation.

9.2          Stockholder Actions.

In order to effectuate the provisions of this Section 9 or Section 10, each Initial Stockholder (a) agrees that when any action or vote is required to be taken by such Initial Stockholder pursuant to this Agreement, such Initial Stockholder shall use reasonable efforts to call, or cause the appropriate directors of the Company to call, a Stockholders Meeting, or to execute or cause to be executed a Written Consent to effectuate such stockholder action, and (b) shall use reasonable efforts to cause the Board of Directors to adopt, either at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors (if permitted under applicable law), all the resolutions necessary to effectuate the provisions of this Agreement.

9.3          Meetings; Quorum Requirements.

The Company and the Initial Stockholders agree as follows with respect to Stockholders Meetings: (i) Stockholders Meetings shall be held at least annually; (ii) notice of any special meetings shall be given not less than fourteen (14) days in advance (subject to shortening by written waiver by the stockholders or actual attendance at the meeting); and (iii) unless otherwise required by the Companies Act of Japan or by this Agreement, a quorum shall be stockholders representing, in person or by proxy, a majority of the voting rights (giketsuken) of the Company.

9.4          Matters Requiring Approval of the Stockholders.

Resolutions of the Stockholders shall, except as otherwise required by the Companies Act of Japan, be adopted by the affirmative vote of a majority of the shares of Common Stock entitled to vote at such meeting.  Notwithstanding the foregoing, the Company shall not be authorized to take such action necessary to complete, to execute or deliver documents in respect of, or to otherwise obligate itself or its subsidiaries for the following items of business, each of which shall require the affirmative vote of each of the Initial Stockholders at a Stockholders Meeting at which both Initial Stockholders are present or the Written Consent of each of the Initial Stockholders, as the case may be, so long as each Initial Stockholder holds at least thirty-four percent (34.0%) of the equity securities of the Company:

(a)                                 any issuance of any capital stock or any other securities convertible into or exchangeable for capital stock of the Company, and the use of proceeds thereof;

(b)                                 the Annual Plan, revised Annual Plan and annual accounts;

(c)                                  any amendments to the Articles of Incorporation;

(d)                                 any dissolution of the Company or filing by the Company for liquidation, receivership, or reorganization or any similar action under any insolvency laws;

(e)                                  remuneration of members of Board of Directors;

(f)                                   any dividend or other distribution to be made by the Company; and

(g)                                  any item of business requiring stockholder approval by more than a simple majority of stockholders present at the stockholders’ meeting under the Companies Act of Japan or other applicable law.

10.                               Board of Directors; Officers

10.1        Duties; Election; Number and Composition.

Subject to the rights of the Stockholders contained in the Articles of Incorporation, this Agreement and the Companies Act of Japan, the management of the Company shall rest with the Board of Directors.  Each Initial Stockholder shall vote its shares of Common Stock at any Stockholders Meeting, or act by Written Consent with respect to such Shares, and take all other actions necessary to ensure that the number of directors constituting the entire Board of Director shall be seven (7).  An Initial Stockholder who maintains ownership of not less than sixty-six percent (66%) of the shares of Common Stock shall be entitled to nominate five (5) directors.  An Initial Stockholder who maintains ownership of not less than fifty-one percent (51%) of the shares of Common Stock shall be entitled to nominate four (4) directors.  An Initial Stockholder who maintains ownership of not less than forty-nine percent (49%) of the shares of Common Stock shall be entitled to nominate three (3) directors.  An Initial Stockholder who maintains ownership of not less than thirty-four percent (34%) of the shares of Common Stock of the Company shall be entitled to nominate two (2) directors.  An Initial Stockholder who maintains ownership of one hundred percent (100%) of the shares of Common Stock shall be entitled to nominate seven (7) directors.  If the total number of the directors nominated by each Initial Stockholder pursuant to the foregoing is less than seven (7), the rest of the directors shall be nominated jointly by NEC and KEMET.  Each Initial Stockholder shall vote its shares of Common Stock at any Stockholders Meeting called for the purpose of filling positions on the Board of Directors, or (if permitted under applicable law) in any Written Consent executed for such purpose, and take all other actions necessary to ensure the election to the Board of Directors of directors nominated by each Initial Stockholder in accordance with this Section 10.1 and the removal of any current directors necessary to allow for the election of the new directors.

10.2        Meetings; Quorum Requirements.

Subject to the requirements of Japanese law, (i) meetings of the Board of Directors shall be held at least quarterly; (ii) notice of such meetings shall be given not less than seven (7) days in advance (subject to a shortening of such period by a unanimous written waiver or actual attendance at a special Board of Directors meeting); (iii) a quorum of the Board of Directors shall be deemed present at any duly noticed regular or special meeting if more than one-half of all directors are present, including at least one director nominated by NEC; (iv) meetings shall be held in Tokyo or Sendai, Japan, unless the directors unanimously determine otherwise; provided that, any director may attend by telephonic conference, video conference or other communications equipment by means of which all persons participating in the meeting can hear each other, as permitted under Japanese laws.

10.3        Vacancies.

In the event a vacancy shall occur for any reason in the Board of Directors, each Initial Stockholder agrees to cause the members of the Board of Directors nominated by it promptly to convene a Stockholders Meeting and exercise its voting rights so as to appoint a replacement.  Such vacancy shall be filled by an individual who shall be nominated by the Initial Stockholder that nominated the person to be replaced, and the Initial Stockholders shall vote their shares of Common Stock in favor of the election of such new nominee.  The new nominee shall serve the remainder of the term of his or her predecessor.

10.4        Removal of Directors.

No director shall be removed during the term for which he or she was elected without the consent of the Initial Stockholder that nominated that director for election, which consent may be withheld, unless the director willfully breached, grossly neglected, or engaged in gross misconduct of, the performance of his or her duties as a director or engaged in any act or conduct which was illegal.  In the event that an Initial Stockholder proposes to remove for any reason any of the directors nominated by such Initial Stockholder, the Initial Stockholders shall vote their shares of Common Stock in favor of such removal.

10.5        Voting Requirements.

The Board of Directors shall make decisions regarding the business and affairs of the Company by at least a majority vote, subject to a Stockholders’ vote in accordance with the Companies Act of Japan in the case of actions required by Japanese law, the Articles of Incorporation or this Agreement.  Notwithstanding the foregoing, the Company shall not be authorized to take such action necessary to complete, to execute or deliver documents in respect of, or to otherwise obligate itself or its subsidiaries for the following items of business, each of which shall require the approval of at least one director nominated by NEC and one director nominated by KEMET:

(a)           each of the items set forth in Section 9.4(a) - (g);

(b)           use of proceeds from any issuance of any capital stock or any other securities convertible into or exchangeable for capital stock of the Company;

(c)           use of proceeds payable under any insurance policy of the Company in excess of the threshold amounts set forth in the Rules of the Board of Directors of the Company;

(d)           any investments in excess of the threshold amounts set forth in the Rules of the Board of Directors of the Company except as is provided in and has been approved in the Annual Plan;

(e)           the Annual Plan, revised Annual Plan and annual accounts;

(f)            shutdown or reduction by a substantial portion of the operations at a manufacturing plant or business facilities;

(g)           any amendment, modification or other change to the Rules of the Board of Directors of the Company;

(h)           any material change in the terms of employment of the Company’s officers, including remuneration, termination or hiring;

(i)            any change to, or termination of, any collective bargaining or similar agreement with any unions representing any employees of the Company;

(j)            implementation of any reorganization plan, including, without limitation, a redundancy or dismissal plan;

(k)           capital expenditures and operating expenses above threshold amounts determined by the Board of Directors;

(l)                                     the repurchase of shares of Common Stock from an Affiliate of the Company or from the Stockholders;

(m)                             transactions with Affiliates of the Company involving consideration, expenditures or liabilities in excess of the threshold amounts set forth in the Rules of the Board of Directors of the Company;

(n)                                 adoption of or material changes to Company employee benefit plans;

(o)                                 sale of material assets involving consideration, expenditure or liabilities in excess of the threshold amounts set forth in the Rules of the Board of Directors of the Company;

(p)                                 agreements to license or sell the Company’s intellectual property involving consideration, expenditure or liabilities in excess of the threshold amounts set forth in the Rules of the Board of Directors of the Company;

(q)                                 acquisition of material assets or any business;

(r)                                    agreements by the Company to incur indebtedness, or prepayments by the Company of its indebtedness;

(s)                                   granting of liens on any property of the Company;

(t)                                    approval of the plan to implement the Critical Operating Functions proposed by the Manager and/or the President of the Company pursuant to Section 8.1(b);

(u)                                 entering into new lines of business; and

(v)                                 any action reasonably determined by any director nominated by either KEMET or NEC as outside of the ordinary course.

10.6        Representative Director; Officers.

The senior employees of the Company shall include one representative director who shall also be elected President of the Company, and such other officers as the Board of Directors may determine are necessary. The Company shall have two (2) representative directors who shall be nominated and elected from the directors as follows.

(a)           NEC shall be entitled to nominate the President and representative director of the Company.

(b)           KEMET shall be entitled to nominate the Chairman of the Board and representative director of the Company.

Each Initial Stockholder shall cause the directors nominated by it to elect the President and representative director of the Company and the Chairman and representative director of the Company in accordance with this Section 10.6.

10.7        Annual Business Plan.

The Company shall, not less than thirty (30) days prior to the end of each fiscal year, prepare and submit to the Board of Directors for its approval an annual business plan and operating and capital expenditure budget of the Company set forth in reasonable detail (the “Annual Plan”) for the next succeeding fiscal year.  The Company shall, prior to submitting the Annual Plan or any amendment to the Annual Plan to the Board of Directors, provide each of the Initial Stockholders with details of such Annual Plan and consult with each of them in good faith.

11.                               Accounting, Audits

11.1        Statutory Auditor; Independent Accountant.

The Company shall have a board of statutory auditors consisting of three (3) statutory auditors, two of whom shall be nominated by NEC so long as NEC maintains ownership of greater than fifty percent (50.0%) of the equity securities of the Company and one of whom shall be nominated by KEMET so long as KEMET maintains ownership of at least thirty-four percent (34.0%) of the equity securities of the Company.  One of the statutory auditors nominated by NEC shall be a full-time statutory auditor.  In addition to the statutory auditors, (a) if required by Japanese law or (b) if the Board of Directors shall so elect, the Company shall retain an independent certified public accountant (konin kaikeishi) or audit corporation (kansa hojin) of international reputation having offices in Japan, which shall be nominated by the Board of Directors and selected in accordance with applicable law as “kaikei kansanin” (the “Independent Accountant”).  The Independent Accountant must also be a Registered Public Accounting Firm with the Public Company Accounting Oversight Board (“PCAOB”) of the United States of America.

11.2        Books and Records.

The Company agrees to maintain books, records and reports as required under the laws of Japan.  The financial statements and books and records of the Company shall be maintained in accordance with Japanese generally accepted accounting principles (“Japanese GAAP”).

11.3        Quarterly and Annual Financial Statements.

The Company agrees to prepare and complete quarterly financial statements, within fifteen (15) days after the end of each of the first three (3) quarters of the Company’s fiscal year, and annual financial statements within thirty (30) days after the end of the Company’s fiscal year, each prepared in accordance with Japanese GAAP.  The Company agrees to prepare and deliver to KEMET, at the cost and expense to KEMET, up to three years of historical financial statements, accompanied by an opinion of the Independent Accountant, on or before the later of sixty (60) days after the Effective Date or May 31, 2012, such historical financial statements and audit opinion prepared in accordance with U.S. GAAP.  The Company also agrees to prepare and deliver to KEMET quarterly financial statements, within fifteen (15) days after the end of each of the first three (3) quarters of the Company’s fiscal year, with the first such financial statements to be delivered on or before July 15, 2012, and annual preliminary financial statements within twenty-two (22) days after the end of the Company’s fiscal year, with the first such preliminary financial statements to be delivered on or before April 22, 2013, and annual final audited financial statements, accompanied by an opinion of the Independent Accountant, within fifty (50) days after the end of the Company’s fiscal year, with such first audited financial statements and opinion to be delivered on or before May 20, 2013, each such quarterly and annual financial statements and audit opinion prepared in accordance with U.S. GAAP.  If the above timing for the provision of financial information is found to be unworkable, KEMET and the Company shall discuss in good faith the alternative timing. The Company agrees to continue to prepare and deliver to NEC financial statements and other information requested by NEC in accordance with the practice existing as of the date hereof. Each Initial Stockholder shall have the right to receive from the Company such other reports or information relating to the operations of the Company as may be reasonably requested by such Initial Stockholder.  Each Initial Stockholder shall have the right to receive from the Company unaudited monthly financial reports upon request.

11.4        Audit.

The year end financial statements of the Company shall be audited by the Independent Accountant.  The Independent Accountant shall submit to the Company its report(s) on the financial statements of the Company and the schedules with respect thereto prepared in accordance with Japanese GAAP within the period after the end of the business year of the Company required by applicable Japanese laws or as requested by the Company.

11.5        Fiscal Year.

The Company’s fiscal year shall be April 1st to March 31st.

11.6        Taxation Documents.

Each Initial Stockholder shall have the right to receive from the Company all information and documentation that is required by the appropriate taxing authorities for such Stockholder to determine its tax liabilities relating to any distributions (or deemed distributions) with respect to the shares of Common Stock or Preferred Stock owned by such Stockholder. Such information and documentation shall include, but not be limited to, information with respect to the Company’s tax liabilities and copies of the Company’s Japanese tax returns.

11.7        Reasonable Access.

Each of NEC and KEMET, and at the request of either NEC and KEMET, each of their respective officers, employees, agents, and other representatives of their respective independent accountants or valuation experts may, during normal business hours and upon reasonable request, examine the Company’s books and records, to the extent necessary for it to comply with applicable laws, including, without limitation, the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

11.8        Deadlock and Escalation Process.

Each Initial Stockholder may initiate the escalation process by giving written notice (“Escalation Notice”) to the other Initial Stockholder if a Deadlock arises.  Each Initial

Stockholder shall designate one executive to represent them (collectively, the “Escalation Officers”).  The Escalation Officers shall have a meeting in person or by conference call, which meeting shall be conducted within fifteen (15) days after delivery of the Escalation Notice.  The Escalation Officers shall conduct such additional meetings as they deem necessary to exchange relevant information, will appoint staff to engage in resolution of disputed facts, and will attempt to resolve the dispute. “Deadlock” means a situation whereby a resolution concerning any of the enumerated items contained in Sections 9.4 or 10.5 has failed to obtain the requisite affirmative approval within thirty (30) days after such proposal.

11.9        Company’s Name.

During the term of this Agreement, in accordance with the NEC Brand License Agreement between the Company (or its Subsidiaries) and NEC, the Company and its Subsidiaries may continue to use the letter of “NEC” in the name of the Company and the NEC logo on or in connection with its products and services.  It is confirmed by the Parties that NEC has the right to terminate the NEC Brand License Agreements with the Company and with its Subsidiaries if NEC ceases to have the ownership of not less than forty nine percent (49%) shares of Common Stock.

11.10      Firewalls.

KEMET and the Company shall firewall information related to the marketing, sale or pricing of the tantalum capacitor Products and its customer relations related to the Company’s tantalum Products (the “Competitively Sensitive Information”) (including through the redaction of Competitively Sensitive Information from documents which also contain non-sensitive information), to ensure that the Parties are in compliance with all applicable antitrust laws. For this purpose, KEMET and the Company shall take reasonable preventive measures, including, but not limited to, (i) review by the Company’s counsel or legal staff of the materials to be submitted to the Board of Directors to ensure that such materials do not contain any Competitively Sensitive Information and (ii) causing each of the directors, auditors, officers or employees nominated by or seconded by KEMET or any KEMET employee providing the Services to enter into a confidentiality agreement reasonably acceptable to KEMET which contains obligations, subject to customary exceptions, not to disclose to KEMET or any third party the Competitively Sensitive Information or use the Competitively Sensitive Information in KEMET’s business.

12.                               Repayment of NEC Debt Obligation; Additional Funding

12.1        Outstanding NEC Debt Obligation.  The Initial Stockholders agree to cause the Company and the Company agrees to repay the NEC Debt Obligation in an amount equal to the purchase price paid in cash by KEMET to the Company at the Closing, upon receipt by the Company of such purchase price.  The Initial Stockholders further agree to cause the Company and the Company further agrees to repay the NEC Debt Obligation in an amount equal to the purchase price paid in cash by KEMET to the Company for additional Shares purchased from the Company, if any, at any time during the term of this Agreement, upon receipt of the purchase price for such additional Shares and KEMET shall use commercially reasonable efforts to cause the Company to reduce the outstanding balance of the NEC Debt Obligation, consistent with good business practices; provided, however, that NEC shall not declare a default or otherwise accelerate the maturity of the remainder of the NEC Debt Obligations or the Thai Rebuilding Debt Obligation

except in either case at the stated maturity thereof, so long as NEC maintains the ownership of greater than fifty percent (50%) of the equity securities of the Company and the ownership of not less than forty nine percent (49%) of the outstanding shares of the Common Stock of the Company, unless the failure to own such shares of Common Stock is a result of the inability, failure or refusal of NEC to convert the shares of Preferred Stock into Common Stock as contemplated by the Transaction Documents or as a result of the violation by NEC of the transfer restrictions set forth in the Transaction Documents. In the event the balance of the Company’s cash and cash equivalent exceeds 6.0 billion Japanese yen, KEMET and NEC shall discuss in good faith the repayment of some or all of the NEC Debt Obligation earlier than otherwise provided for in this Section 12.1.  The Company and NEC agree not to increase the principal amount of the NEC Debt Obligation without the prior written consent of KEMET.  Notwithstanding the terms of the NEC Debt Obligation,(i) in the event of any prepayment pursuant to this Section 12.1, no Settlement Money (as defined in the NEC Debt Obligation) shall be due or owing in connection with such prepayment and (ii) the default rate of interest on any late payment shall be at a rate of six percent (6%) per annum..

12.2        Additional Funding.  Upon written request of the Company, NEC shall provide to the Company funding evidenced by notes, bonds, debentures or similar instruments with a maturity date of three years in the amount necessitated due to the deficiency (the amount of which has previously been discussed and agreed to by NEC and KEMET) in the insurance proceeds actually received by the Company with respect to damages suffered by the Company and its Affiliates on account of the Thai flooding, the principal amount not to exceed the amount in Japanese yen equivalent to US$70,000,000 as of the date NEC provides to the Company such funding (the outstanding indebtedness by the Company to NEC for all obligations under such notes, bonds, debentures or similar instruments shall be referred to as “Thai Rebuilding Debt Obligation”); provided that KEMET shall cause the Company to and the Company shall use the proceeds of the Thai Rebuilding Debt Obligation only for the purpose of implementing the recovery plan relating to the Company’s operations in Thailand, restructuring the Company’s business and for working capital needs arising in connection with the Thai Rebuilding.  The terms and conditions for the Thai Rebuilding Debt Obligation shall be discussed and agreed to by the NEC and the Company taking into consideration the terms for the NEC Debt Obligations and the market conditions at the time of the written request of the Company and the Company shall bear the actual and reasonable costs and expenses of third parties which are not NEC’s Subsidiaries incurred by the Company and NEC in connection with the preparation and execution of notes, bond, debentures, or similar instruments evidencing the Thai Rebuilding Debt Obligation (including without limitation stamp taxes and attorney’s fees).  Notwithstanding the foregoing, the amount of expenses which shall be borne by the Company shall not exceed JPY50,000,000 unless otherwise agreed by KEMET and NEC. In the event that the Company fails to repay the outstanding amount of the Thai Rebuilding Debt Obligation when due, the Parties shall discuss in good faith the terms for an extension (including, without limitation, the purpose of use of the loan proceeds) through the issuance of new notes, bonds, debentures or similar instruments with a maturity date not later than May 31, 2018.  KEMET shall use reasonable best efforts to cause the Company to and the Company will use reasonable best efforts to reduce the outstanding balance of the Thai Rebuilding Debt Obligation with such repayment taking priority over any expenses incurred outside of the normal course of business, but not including any expenses related to the recovery plan relating to the Company’s operations in Thailand, restructuring the Company’s business and the working capital requirements of the Company.

13.                               Effective Date; Termination; Breach

13.1        Term.

This Agreement is conditional and shall become effective on Closing having occurred under the Stock Purchase Agreement (the “Effective Date”) and, unless earlier terminated pursuant to Section 13.2, shall continue in full force and effect until one of the Initial Stockholders ceases to own any Shares.

13.2        Early Termination.

This Agreement may be terminated at any time as follows:

(a)           by mutual written consent of the Parties (effective as of the date specified therein);

(b)           by written notice of NEC to the other Parties, if (i) KEMET shall file for bankruptcy, corporate reorganization, civil rehabilitation, special liquidation or similar proceedings, and such petition is not withdrawn or rejected or (ii) an order or notification for any attachment, auction or compulsory execution shall be received by or made in respect of KEMET and such order or notification is not withdrawn, rejected or cancelled (effective as of the date of such notice) (each, an “NEC Termination Event”);

(c)           by written notice of KEMET to the other Parties, if (i) NEC shall file for bankruptcy, corporate reorganization, civil rehabilitation, special liquidation or similar proceedings, and such petition is not withdrawn or rejected or (ii) an order or notification for any attachment, auction or compulsory execution shall be received by or made in respect of NEC and such order or notification is not withdrawn, rejected or cancelled (effective as of the date of such notice) (each, a “KEMET Termination Event”).

Termination of this Agreement shall not relieve any Party of any obligation or liability hereunder accruing prior to the date of termination.

13.3        Breach of Agreement.

In the event any Party shall be in material breach of or shall fail to perform any of its material obligations set forth herein, and any such breach or failure shall not be cured within sixty (60) days after written notice thereof is given to such Party, the non-breaching Party shall be entitled to all of the remedies available to it pursuant to Section 16.4 of this Agreement.

14.                               Confidentiality and Non-Disclosure

14.1        Confidentiality.

All information marked as “confidential” or “proprietary” and disclosed in writing by one Party to another Party pursuant to this Agreement, and all information disclosed orally by one Party to another Party pursuant to this Agreement that is identified as confidential at the time of disclosure and reduced to writing or marked as confidential within 30 days following such oral disclosure (collectively, “Confidential Information”), shall be considered proprietary and confidential information of the disclosing Party and shall be subject to the following provisions of this Section 14.

During the Term and for a period of three (3) years after the termination of this Agreement, each Party agrees, with respect to Confidential Information of any other Party, (i) not to use such Confidential Information except as expressly permitted hereunder without the prior written consent of the disclosing Party, (ii) to disclose such Confidential Information only to those employees, agents or contractors who have a reasonable need to know such Confidential Information for the purposes of this Agreement, and (iii) to use reasonable care to safeguard the confidentiality of such Confidential Information and to prevent the disclosure of such Confidential Information to any third party (other than those referred to in the preceding clause (ii)) without the prior written consent of the disclosing Party.  The foregoing obligations of a Party receiving Confidential Information from another Party shall not apply to information that: (a) is or becomes available in the public domain other than as a consequence of a breach of this Agreement, (b) was in the possession of the receiving Party prior to its receipt from the disclosing Party, (c) is received by the receiving Party from a third party without any duty of confidentiality, or (d) is independently developed by the receiving Party.

14.2        Court or Administrative Order.

In the event any Party to this Agreement is requested or required (pursuant to any governmental rule, regulation, or from or through requests for information or documents by any governmental authority in connection with legal proceedings, civil investigations, or other similar legal processes) to disclose any Confidential Information of another Party, such Party shall provide such other Party with prompt written notice of the request or requirement so that such other Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by such other Party, the Party being requested or required to disclose any Confidential Information and is nonetheless legally compelled to disclose such Confidential Information, may, without liability hereunder, disclose only that portion of the Confidential Information which it is legally compelled to disclose.

15.                               Compliance with Laws

At all times during the term of this Agreement, the Parties shall in the operation of the Company comply with any and all applicable laws, including, without limitation, antitrust laws, regulations, and orders of government authorities and agencies of Japan and other country having jurisdiction.

16.                               General Provisions

16.1        Severability.

If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the validity and enforceability of the remaining portion of such provision and the remaining provisions of this Agreement, and the application thereof to any other Person or circumstance, shall not be affected thereby.

16.2        Publicity.

Neither of the Parties to this Agreement, nor any of their respective Affiliates, shall issue any press release or otherwise make any public announcement or disclosure with respect to this Agreement, the Stock Purchase Agreement or the Option Agreement or any of the transactions contemplated hereby or thereby without the prior written consent of the other Parties, such consent not unreasonably withheld, unless such disclosure is required by applicable law or by any stock exchange or any regulatory or governmental body having applicable jurisdiction, including, without limitation, U.S. federal securities laws and Japanese securities laws, in which case the Party making the announcement or disclosure shall use reasonable efforts to consult with the other Parties in advance as to its form, content and timing.

16.3        Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of Japan.

16.4        Arbitration.

Any dispute arising out of or relating to this Agreement, including as a result of any breach of this Agreement by any Party, that cannot be resolved amicably between the Parties (including by way of escalation to the chief executive of each of the Company and KEMET and an officer of NEC to facilitate such resolution) within sixty (60) days after written notice from a Party to the other Party that a dispute exists shall be finally determined before a tribunal of three arbitrators in London, England in accordance with the Commercial Arbitration Rules of the London International Court of Arbitration (the “LICA”). One arbitrator shall be selected by the KEMET, one arbitrator shall be selected by NEC and the third arbitrator shall be selected by mutual agreement of the first two arbitrators or by the LICA, if the arbitrators appointed by the Parties are unable to select a third arbitrator within thirty (30) days.  The award of arbitration shall be final and binding upon the Parties and shall not be subject to appeal to any court, and may be entered in any court of competent jurisdiction for execution forthwith.

16.5        Force Majeure.

(a)           No Party shall be liable for its failure to perform hereunder due to contingencies beyond its reasonable control, including but not limited to, acts of God, acts of the Public Enemy, fires, floods, wars, sabotage, riots, civil strife, accidents, labor disputes, lockouts or shortages (whether or not within such Party’s ability to settle), any governmental laws, ordinances, rules, regulations, action or inaction (whether valid or invalid including, but not limited to, priorities, requisitions, allocations and price adjustment restrictions), delay or inability to obtain supplies, raw materials, energy, products, equipment or transportation, and any other similar or different contingency beyond such Party’s reasonable control (each a “Force Majeure Event”).

(b)           Except where the nature of the Force Majeure Event prevents it from doing so, a Party suffering from a Force Majeure Event shall notify the other Parties in writing within fifteen (15) business days after the occurrence of the Force Majeure Event, and shall in every instance, to the extent it is capable of doing so, use all reasonable efforts to remedy such Force Majeure Event.

16.6        Delay; Amendment and Waiver.

(a)           No failure or delay on the part of a Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Parties at law, in equity or otherwise.

(b)           Any amendment, supplement or modification of or to any provision of this Agreement or any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by each Party. Any such amendment, supplement, modification or waiver shall be binding upon the Parties.

16.7        Notices.

All notices and other communications pursuant to this Agreement shall be delivered personally, delivered by e-mail or air-mailed by certified or registered mail postage prepaid, return receipt requested, to the Parties at the following addresses, or at such other addresses as the Parties may designate by written notice in the manner aforesaid:

If to NEC, to:

NEC Corporation
7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan
Email: t-yamamoto@df.jp.nec.com
Attention:  General Manager, Affiliated Company Division

If to KEMET or the Manager, to:

KEMET Electronics Corporation
101 NE 3rd Ave., Ste. 1700, Fort Lauderdale, FL 33301 USA
Email:  jamieassaf@kemet.com
Attention:  Vice President and General Counsel

If to Company, to:

NEC TOKIN Corporation

7-1, Kohriyama 6-chome, Taihaku-ku, Sendai-shi, Miyagi 982-8510, Japan
Email: f-katakura@ti.jp.nec.com
Attention:  General Manager, Corporate Strategy Division

A notice shall be deemed given when delivered, in the case of personal delivery or e-mail, or seven (7) business days after mailing in the manner prescribed herein.

16.8        Entire Agreement.

This Agreement and the Exhibits hereto contain the entire agreement among the Parties regarding the matters described herein and supersede all previous and contemporaneous oral and written discussions and all prior agreements and understandings among the Parties regarding such matters.

16.9        Successors and Assigns; Third Party Beneficiaries.

This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.  This Agreement is not assignable except in connection with a transfer of Shares in accordance with this Agreement.  No Person other than the Parties and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

16.10      Counterparts.

This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

16.11      Survival.

Sections 11.6, 12 and 14 shall survive termination or expiration of this Agreement.

16.12      Further Assurances.

Each of the Parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement and the transactions contemplated hereby.

16.13      Costs.

Except as otherwise specifically provided herein, the Parties shall bear their respective expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

16.14      English.

This Agreement has been negotiated and executed by the Parties in the English language.  Should a translation of this Agreement into any other language be made for any reason, all matters involving interpretation shall be governed by the English version.

16.15      No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

16.16      Descriptive Headings; Interpretation.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References in this Agreement to Sections or Exhibits mean a section or exhibit of this Agreement unless otherwise indicated.  References to this Agreement shall be deemed to include the exhibits hereto, unless the context otherwise requires.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

KEMET ELECTRONICS CORPORATION

By:	/s/ Per-Olof Loof
Name: Per-Olof Loof
Title: Chief Executive Officer

NEC CORPORATION

By:	/s/ Takayuki Morita
Name: Takayuki Morita
Title: Senior Vice President

NEC TOKIN CORPORATION

By:	/s/ SHIGENORI OYAMA
Name: Shigenori Oyama
Title: President